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SpectRx, Inc.                                                      EXHIBIT 11.1
COMPUTATION OF LOSS PER SHARE
(in thousands, except per share data)


                                          Three Months
                                            March 31,
                                     ---------------------
                                      1998          1999
                                     -------       -------
Net Loss                             $(1,957)      $(1,811)


Weighted average Common Stock
outstanding during the period          7,749         8,017

Basic and Diluted
                                     -------       -------


Loss Per Share Basic and Diluted     $ (0.25)      $ (0.23)